                                                                    EXHIBIT 11.1


                                   REMEC, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE



                                                 Three months ended                        Nine months ended
                                        -------------------------------------    -------------------------------------
                                        October 31, 1997     November 3, 1996    October 31, 1997     November 3, 1996
                                        ----------------     ----------------    ----------------     ----------------
Net income per common share:
     Net income                           $ 4,933,154           $ 1,376,224        $10,790,951           $ 3,976,656
Weighted average shares outstanding:
     Common Stock                          20,881,171            16,465,853         20,747,233            16,366,006
     Effect of common stock
         equivalents                          995,377               245,220            785,146               253,388
                                          -----------           -----------        -----------           -----------
                                           21,876,548            16,711,073         21,532,379            16,619,394
                                          -----------           -----------        -----------           -----------
Net income per common share               $      0.23           $      0.08        $      0.50           $      0.24
                                          ===========           ===========        ===========           ===========


                                     - 17 -